GCP Applied Technologies Inc.
Equity and Incentive Plan
TERMS AND CONDITIONS
OF
PERFORMANCE-BASED STOCK UNIT AWARD FY17-FY19 PERFORMANCE PERIOD
PERFORMANCE-BASED STOCK UNIT AWARD granted on February 27, 2017 (the “Grant Date”).
1.Grant of Performance-Based Stock Units. GCP Applied Technologies Inc. has granted to you _______ Performance-Based Stock Units (“PBUs”), subject to the provisions of these Terms and Conditions and the GCP Applied Technologies, Inc. Equity and Incentive Plan, as amended and restated on February 28, 2017 (the “Plan”). The Company will hold the PBUs in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled. Unless defined herein (including in the Appendix), capitalized terms used in these Terms and Conditions are defined in the Plan.
2.Amount and Form of Payment. Each PBU represents one (1) Share and vested PBUs will be redeemed solely for Shares, subject to Section 9.
3.Vesting.
(i)    Except as provided below, PBUs subject to this Award will fully vest and be immediately settled on the Committee Certification Date (as defined in Appendix A), provided that you are an Employee on the Committee Certification Date. The target number of PBUs subject to this Award shall be adjusted at the end of the Performance Period based on the attained level of achievement for the Performance Period (as described in Appendix A).
(ii)    If you experience a Termination of Employment before the Committee Certification Date, you will forfeit the unvested portion of PBUs. If, however, you experience a Termination of Employment before the Committee Certification Date due to: (A) Retirement (as defined in the Plan, you attained age 60 and completed at least 5 years of service as of your Termination of Employment date) on or after the six (6) month anniversary of the Grant Date; (B) your death or Disability; or (C) a Change in Control Termination or Termination of Employment as a result of a Divestiture or Outsourcing Agreement, PBUs subject to this Award will become vested in accordance with the provisions of Section 4, 5 or 6, as applicable.
4.Retirement, Death or Disability. Notwithstanding the vesting provisions described in Section 3, if you experience a Termination of Employment as a result of your Retirement (as defined in the Plan and described above) on or after the six (6) month anniversary of the Grant Date or due to your death or Disability, and had you continued in employment through the Committee Certification Date you would have become fully vested in the PBUs subject to this Award, then you will become fully vested in the total number of PBUs subject to this Award that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of PBUs pursuant to this Section 4, such vesting shall occur at the same time and in the same manner as the vesting of active employees in PBUs attributable to the Performance Period (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.

5.Change in Control. Notwithstanding the vesting provisions described in Section 3, in the event of a Change in Control, you will become vested in PBUs subject to this Award in the following manner and under the following circumstances:

(i)    If a Replacement Award is not issued to you upon the Change in Control, then you shall be entitled to pro rata vesting of PBUs subject to this Award based on (A) the number of whole months you completed from the first day of the Performance Period through the Change in Control date, divided by 36, multiplied by (B) the number of PBUs determined by adjusting the total number of PBUs subject to this Award for the attained level of achievement determined in the sole discretion of the Committee as constituted immediately prior to the Change in Control and based on the performance period that begins on the first day of the Performance Period and that ends on the Change in Control date. If you are entitled to pro rata vesting of any PBUs pursuant to this Section 5(i), such vesting shall occur on the date the Committee certifies the attained level of performance, but in no event shall such vesting occur later than thirty (30) calendar days after the Change in Control date.

(ii)    If a Replacement Award is issued to you upon a Change in Control and you experience a Termination of Employment as a result of a Change in Control Termination, then you shall be entitled to pro rata vesting of PBUs subject to this Award based on (A) the number of whole months you completed from the first day of the Performance Period through your Change in Control Termination date, divided by 36, multiplied by (B) the total number of PBUs subject to this Award that would have become vested had you continued in employment through the Committee Certification Date (i.e., after adjustment for the attained level of achievement). If you are entitled to pro rata vesting of any PBUs pursuant to this Section 5(ii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance-based stock unit awards attributable to the Performance Period (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time. Notwithstanding the foregoing, if, upon a Change in Control, the vesting of PBUs subject to this Award ceases to be subject to the satisfaction of performance criteria and instead this Award vests solely based on the continuation of your employment and you experience a Termination of Employment as a result of a Change in Control Termination, then you shall be entitled to pro rata vesting of PBUs subject to this Award based on the amount determined pursuant to (A) above multiplied by the total number of PBUs subject to this Award (after adjustment, if any, when this Award was converted to a solely time-based vested award) and such vesting shall occur as of your Termination of Employment date.

6.Termination of Employment Resulting From Divestiture or Outsourcing Agreement. Notwithstanding the vesting provisions described in Section 3, if you experience a Termination of Employment as a result of a Divestiture or Outsourcing Agreement, then you shall be entitled to pro rata vesting of PBUs subject to this Award based on (A) the number of whole months you completed from the first day of the Performance Period through your Termination of Employment date, divided by 36, multiplied by (B) the total number of PBUs subject to this Award that would have become vested had you continued in employment through the Committee Certification Date (i.e., after adjustment for the attained level of achievement). If you are entitled to pro rata vesting of any PBUs pursuant to this Section 6, such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance-based stock unit awards attributable to the Performance Period (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.

7.Withholdings. The Company has the right, prior to the issuance or delivery of any Shares subject to this Award, to withhold or require from you the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined by the Company. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. By accepting this Award, you authorize the Company or any Subsidiary to satisfy applicable tax or tax withholding requirements by: (i) withholding from your wages or other cash compensation payable to you; (ii) withholding from any proceeds resulting from the sale of Shares subject to this Award either through a voluntary sale or through a mandatory sale arranged by the Company on your behalf and pursuant to this authorization; (iii) redemption by the Company at Fair Market Value of Shares due to you following the vesting of Shares subject to this Award; or (iv) a combination of (i), (ii) or (iii) above. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award, or the proceeds from the sale of such Shares, if you do not comply with such obligations.

8.Transfer of Award. You may not transfer this Award or any interest in PBUs except by will or the laws of descent and distribution. Any other attempt to transfer this Award or any interest in PBUs is null and void.

9.Forfeiture of Award. In addition to the forfeiture provisions that may be applicable to this Award under Section 7.14 of the Plan, you will forfeit all or a portion of the PBUs subject to this Award if your employment terminates under the circumstances described below:

(i)    If the Company or Subsidiary terminates your employment for Cause, including, without limitation, a termination as a result of your violation of the Company’s Code of Conduct, then all unvested PBUs subject to this Award will immediately and automatically terminate and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all PBUs subject to this Award that vested during the period that begins six (6) months immediately before your Termination of Employment for Cause and ends on the date the Company seeks recoupment pursuant to these Terms and Conditions.

(ii)    If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then all unvested PBUs subject to this Award will immediately and automatically terminate and you will immediately and automatically forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all PBUs subject to this Award that vested during the period that begins six (6) months immediately before your Termination of Employment and ends on the date that the Committee determines that you could have been terminated for Cause.

(iii)    If the Committee determines in its sole discretion that at any time after your Termination of Employment and prior to the first anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or any Subsidiary or (B) violated the terms of any non-competition agreement by and between you and the Company or any Subsidiary and the Committee has not approved of your employment with a competitor in writing, then all unvested PBUs subject to this Award will immediately and automatically terminate and you will immediately and automatically forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company, immediately upon the Committee’s determination date, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all PBUs subject to this Award that vested during the period that begins six (6) months immediately before your Termination of Employment and ends on the date of the Committee’s determination.

10.Adjustments. This Award shall be subject to the provisions set forth in Sections 5.3 and 5.4(c)(iv) of the Plan, to the extent applicable.

11.Restrictions on Payment of Shares. Payment of Shares for PBUs is subject to the conditions that, to the extent required at the time of delivery of such Shares:

(i)    The Shares covered by this Award will be duly listed, upon official notice of issuance, on the NYSE; and

(ii)    A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.

12.Disposition of Securities; Acknowledgement of Insider Trading Policy. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities. By accepting this Award, you acknowledge that you understand that your country of residence may impose insider trading and/or market abuse restrictions which may affect your ability to acquire or sell Shares subject to this Award, that such restrictions are separate from and in addition to any restrictions that may be imposed by the Company, that it is your responsibility to comply with such restrictions and that you have been advised to consult with your personal advisor with respect to such restrictions. The Company has the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for PBUs to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

13.Plan Terms Govern. The vesting of PBUs, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. These Terms and Conditions, including the Appendix, constitute the Award Certificate referred to in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting this Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the Grant Date.

14.Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of PBUs, including amounts awarded, unvested, or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination of employment and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer’s and the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will impact the ability of the Company to administer your Awards but it will not adversely impact your employment status or service with your employer.

15.No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of performance-based stock units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any performance-based stock units, or benefits in lieu of performance-based stock units, even if performance-based stock units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for any loss of office or otherwise to any sum, Shares, PBUs or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.
16.Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.
17.Entire Agreement and Amendment. These Terms and Conditions, including the Appendix, and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company, in its sole discretion, deems it necessary or advisable for legal or administrative reasons.
18.Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
19.Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.
20.Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.
21.Governing Law. This Award and these Terms and Conditions are governed by the law of the State of Delaware and shall be construed accordingly.
22.Code Section 409A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of this Award becomes subject to Code Section 409A, the provisions contained in Section 7.11 of the Plan (entitled “Section 409A Compliance”) shall govern and shall supersede any applicable provision of these Terms and Conditions.
23.Acceptance. By accepting this Award, you agree to the following:
(i)    You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions, including the Appendix; and
(ii)    You understand and agree that the Plan and these Terms and Conditions, including the Appendix, constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.

APPENDIX
TO
TERMS AND CONDITIONS
OF
PERFORMANCE-BASED STOCK UNIT AWARD
Performance-Based Stock Unit Award Vesting Requirements
FY17-FY19 Performance Period

Performance Goals
This Appendix describes the vesting requirements for performance-based stock units (“PBUs”) awarded under these “Terms and Conditions of Performance-Based Stock Unit Award” for the FY17-FY19 Performance Period (January 1, 2017 through December 31, 2019, which shall be the “Performance Period”). The number of PBUs subject to these Terms and Conditions that vest is based upon the Company’s Adjusted EPS with adjustment, if any, based on the Company’s Total Shareholder Return as compared to the Total Shareholder Return of companies that comprise the Russell 3000 during the Performance Period, as described further below. After the expiration of the Performance Period, the Committee shall calculate the level of achievement attained for the Performance Period in the manner described below and certify the extent to which the performance goals have been achieved. You shall become vested in the number of PBUs that corresponds to the attained level of achievement certified by the Committee on the date that the Committee formally certifies such attained level of achievement (the “Committee Certification Date”). The Committee Certification Date shall occur no later than two and one-half months after the conclusion of the Performance Period. Except as otherwise provided in these Terms and Conditions, if your employment terminates for any reason before the Committee Certification Date, you will automatically forfeit all PBUs and they will be cancelled as of your Termination of Employment date.

Calculation of Preliminary Performance Factor
The Preliminary Performance Factor shall be determined based on the Company’s three-year cumulative Adjusted EPS and shall be calculated in accordance with the following table:

3-Year Cumulative Adjusted EPS	Performance as a Percentage of EPS Target	Preliminary Performance Factor
$5.54 and higher	114% or higher (maximum)	200%
$4.86	100% (target)	100%
$4.37	90% (threshold)	50%
Less than $4.37	Less than 90%	0%

The Preliminary Performance Factor is prorated on a straight line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In no event shall the Preliminary Performance Factor exceed two hundred percent (200%).

For purposes of calculating the Performance Factor, Adjusted EPS means the Company’s diluted earnings per share, adjusted for costs related to restructuring and repositioning expenses and related asset impairments; certain pension costs (net); income and expense items related to divested businesses, product lines and certain other investments; gains and losses on sales of businesses, product lines and certain other investments; certain other unusual or infrequent items that are not representative of underlying trends; and certain other discrete tax items. All of the foregoing shall include the impact of acquisitions or divestitures that are closed during the Performance Period.

Calculation of Total Shareholder Return
Total Shareholder Return during the Performance Period for the Company and for all companies that comprise the Russell 3000 index shall be determined as follows:

Total Shareholder Return = (Change in Stock Price + Dividends Paid) / Beginning Stock Price

“Beginning Stock Price” means the closing price as reported on the applicable stock exchange of one (1) share of common stock on the first trading day of the Performance Period.

“Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price.

“Dividends Paid” means the total of all dividends paid on one (1) share of stock during the Performance Period. For this purpose, a dividend is paid during the Performance Period if it is actually received by shareholders within the Performance Period, irrespective of when the issuing company declared such dividend.

“Ending Stock Price” means the closing price as reported on the applicable stock exchange of one (1) share of common stock on the last trading day of the Performance Period.

“Performance Period” means the three-year period commencing January 1, 2017 and ending on December 31, 2019.

Example: If the Beginning Stock Price for a company was $50.00 per share, the company paid $5.00 in dividends over the Performance Period and the Ending Stock Price was $55.00 per share (thereby making the Change in Stock Price $5.00 ($55.00 minus $50.00)), then the Total Shareholder Return for that company would be twenty percent (20%). The calculation is as follows: .2 = ($5 + $5) / $50

Calculation of Performance Factor
The Performance Factor is determined by adjusting the Preliminary Performance Factor based on the percentile rank that the Company’s has achieved for Total Shareholder Return as compared to the other companies in the Russell 3000 index; provided, however, that this TSR Modified cannot increase the Performance Factor above two hundred percent (200%). The adjustment is based on the TSR Modifier, as set forth in the following chart:

Company Total Shareholder Return Percentile As Compared to Russell 3000	TSR Modifier
90th or above	+
At least 80th but not 90th	+
At least 70th but not 80th	+
At least 60th but not 70th	+
At least 40th but not 60th	0%
At least 30th but not 40th	-10%
At least 20th but not 30th	-15%
At least 10th but not 20th	-20%
Below 10th	-25%

Example: For purposes of this example, assume that the Preliminary Performance Factor is 150%. If the Company’s TSR rank is the 75th percentile, the Performance Factor would be 172.5% (150% + (150 * 15%)). However, if the Company’s TSR rank is the 25th percentile, the Performance Factor would be 127.5% (150% - (150 * 15%)). Finally, if the Company’s TSR rank was the 50th percentile, the Performance Factor would remain unchanged at 150%.

Shortly after the expiration of the Performance Period, the Committee shall calculate the level of achievement attained for the Performance Period in the manner described above and certify the Performance Factor. You shall become vested in the number of shares determined by multiplying the total number of PBUs subject to this Award (as set forth in Section 1) by the Performance Factor certified by the Committee on the Committee Certification Date.

Example: For purposes of this example, assume that you were awarded 100 PBUs and that the Committee certified a Performance Factor of 150%. On the Committee Certification Date, you would become vested in 150 shares (100 * 150%).

1/1     FY17 PBU Award Certificate